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                                                                    EXHIBIT 99.1

For more information, contact:

Michael R. Gavenchak              Laurie Flatt            Claudia D'Avanzo
Executive Vice President          (404) 659-4446 X:121    (404) 659-4446 X:107
General Counsel                   (404) 816-4815 (home)
(770) 740-8180


FOR IMMEDIATE RELEASE

                         BIOFIELD CORP. SUBMITS PMA FOR

                      NEW BREAST CANCER DIAGNOSTIC SYSTEM



        ATLANTA, December 30, 1996 -- Biofield Corp. (NASDAQ NMS: BZET) announced today that it has submitted an application for Pre-Market Approval
(PMA) to the U.S. Food and Drug Administration for a new breast cancer diagnostic device called the Biofield(R) ALEXA(TM) 1000 System. The Company has been granted expedited review by the FDA.

        Biofield's PMA application is based on the findings of a multi-center study conducted at six major medical institutions in the United States. The study results, which are subject to review and acceptance by the FDA, demonstrated that the Biofield ALEXA 1000 System was approximately 95 percent accurate in identifying malignant breast lesions. This compared favorably to other currently used diagnostic tests performed on many of the patients who participated in the study. The PMA application is based on more than 1,000 women who were scheduled for open surgical biopsy.

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        Biofield's unique test, called the ALEXAGRAM(SM), may provide women with previously identified breast lesions, and their physicians, an accurate alternative to other diagnostic procedures. Potential benefits of this non-invasive test include immediate and objective results, ease of use, and no exposure to radiation. The ALEXA 1000 System is not available for use in the United States at this time and will not be available until FDA approval, the receipt and timing of which are uncertain.

        Approximately eight million women in the United States will have a diagnostic evaluation for breast cancer this year because of a suspicious lesion. According to the American Cancer Society, breast cancer is the leading cancer among women today, with more than 184,000 new cases diagnosed this year. An estimated 44,000 women will die of breast cancer this year*.

        Biofield Corp. is a medical technology company that has developed an innovative system for detecting breast cancer through the skin in a non-invasive and objective procedure. The company is based in Atlanta.

Note: This press release contains "forward looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward looking statements involve known and unknown risks, uncertainties, including, without limitation to: the company's limited operating history and anticipated future losses, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Factors that might cause such differences include risks and uncertainties related to the company's future profitability and ability to meet its capital needs, product development, FDA approval, government regulation, competition, market acceptance and other factors discussed in the company's Prospectus dated March 19, 1996 filed with the Securities and Exchange Commission pursuant to Rule 424(b).

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* American Cancer Society, Cancer Facts & Figures, 1996.

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